Exhibit 4.35

GMAC COMMERCIAL FINANCE LLC

1290 Avenue of the Americas

New York, New York 10104

as of June 27, 2007

PARLUX FRAGRANCES, INC.

PARLUX LTD.

3725 S.W. 30th Avenue

Ft. Lauderdale, Florida 33312

Re: Amendment No. 8 to Revolving Credit and Security Agreement

Gentlemen:

Reference is made to certain financing arrangements by and among PARLUX FRAGRANCES, INC. (“Fragrances”) and PARLUX LTD. (each individually, a “Borrower” and collectively, the “Borrowers”) and GMAC Commercial Finance LLC, as successor by merger to GMAC Commercial Credit LLC (“Lender”), pursuant to certain financing agreements with Borrowers, including, but not limited to, that certain Revolving Credit and Security Agreement, dated as of July 20, 2001 (as amended, supplemented, restated, extended or otherwise modified, the “Credit Agreement”) entered into by and among Borrowers and Lender (the Credit Agreement, together with all related documents, agreements, guarantees, instruments or notes delivered in connection therewith, as the same may now exist or may hereafter be amended, modified, supplemented, restated, renewed or extended, are collectively referred to herein as the “Documents”).  All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement, as amended hereby.

Borrowers have requested that Lender amend certain provisions of the Credit Agreement, which Lender has agreed to do subject to the terms and provisions set forth in this letter agreement (hereinafter, this “Amendment”).

In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the respective agreements, warranties and covenants contained herein, the parties hereto agree as follows:

1.

Amendments to Credit Agreement.  The Credit Agreement is hereby amended, as of the date hereof, as follows:

(a)

The definition of “Fixed Charge Coverage Ratio” set forth in Section 1.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Fixed Charge Coverage Ratio” shall mean as at the end of each quarter, determined on a consolidated basis for Borrowers, the ratio for any given computation period of (a) EBITDA to (b) the sum of (i) the interest expense (including all imputed interest on capital lease obligations of Borrowers), plus (ii)

the aggregate amount of all scheduled debt repayments (including all imputed principal payments on capital lease obligations of Borrowers but excluding all Revolving Credit Advances), plus (iii) cash taxes paid by Borrowers (exclusive of any tax refunds from prior periods received by Borrowers), plus (iv) unfinanced capital expenditures, plus (v) the aggregate amount of all dividends paid or distributions made on shares of the common stock or preferred stock of any Borrower, in all cases for such quarter.”

(b)

Section 6.6 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.6

Minimum EBITDA.  Maintain, on a consolidated basis, (a) as at June 30, 2007, an EBITDA for the three (3) month period ending as of such date of not less than $550,000, (b) as at September 30, 2007, an EBITDA for the six (6) month period ending as of such date of not less than $8,500,000, (c) as at December 31, 2007, an EBITDA for the nine (9) month period ending as of such date of not less than $8,500,000, (d) as at March 31, 2008, an EBITDA for the twelve (12) month period ending as of such date of not less than $8,500,000, and, (e) thereafter, as at the end of each  fiscal quarter (June 30, September 30, December 31, March 31 in any given year) an EBITDA for the twelve (12) month period ending as of each such quarter of not less than $8,500,000.”

(c)

Section 6.7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.7

Fixed Charge Coverage Ratio.  Maintain, on a consolidated basis, (a) as at March 31, 2007, a Fixed Charge Coverage Ratio for the twelve (12) month period ending as of such date of not less than 1.05:1, (b) as at September 30, 2007, a Fixed Charge Coverage Ratio for the six (6) month period ending as of such date of not less than 1.25:1, (c) as at December 31, 2007, a Fixed Charge Coverage Ratio for the nine (9) month period ending as of such date of not less than 1.25:1, (d) as at March 31, 2008, a Fixed Charge Coverage Ratio for the twelve (12) month period ending as of such date of not less than 1.25:1, and, (e) thereafter, as at the end of each  fiscal quarter (June 30, September 30, December 31, March 31 in any given year) a Fixed Charge Coverage Ratio for the twelve (12) month period ending as of each such quarter of not less than 1.25:1.”

(d)

Section 7.6 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.6

Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for fixed or capital assets (including capitalized leases) (a) in the Borrowers’ fiscal year ending March 31, 2008 in an amount in excess of $1,500,000 in the aggregate and (b) in any fiscal year thereafter in an amount in excess of $1,100,000 in the aggregate.”

2.

Amendment Fee.  In consideration of the amendments set forth herein,

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Borrowers unconditionally agree to pay to Lender an amendment fee in the amount of Fifteen Thousand ($15,000) Dollars, which amendment fee shall be fully earned and payable as of the date hereof.  The amendment fee shall not be subject to refund, rebate or proration for any reason whatsoever, and shall be charged by Lender to any account of Borrowers maintained by Lender as of the date hereof.

3.

Release.  As material consideration for the execution of this agreement by Lender and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the date hereof, each Borrower for itself and on behalf of its respective directors, officers, administrative agents, employees, representatives, successors and assigns (collectively, the “releasors”) hereby waives, releases, remises, acquits and discharges Lender and all of its affiliates, directors, officers, administrative agents, employees, representatives, shareholders, attorneys, accountants, consultants, advisors, successors and assigns (Lender, together with the foregoing collectively, the “releasees”) of and from any and all controversies, damages, costs, losses, causes of action, suits, judgments, claims, recoupments, counter-claims or demands, of every type, kind, nature, description or character, whether now existing or that could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, liquidated or unliquidated, fixed or contingent, foreseeable or unforeseeable, each as though fully set forth herein at length, in law, admiralty or equity (any of the foregoing, a “claim”), which any of the releasors previously had from the beginning of the world or now have against any of the releasees through the date hereof, related to or connected with the Credit Agreement and the other Documents, the loans, advances or other financial accommodations provided by Lender to Borrowers or any of them or the transactions contemplated by any of the foregoing.

4.

No Other Modifications; No Other Event of Default.  Except as specifically set forth herein, no other changes or modifications to the Credit Agreement or any of the other Documents are intended or implied, and, in all other respects, the Credit Agreement and the other Documents shall continue to remain in full force and effect in accordance with their respective terms as of the date hereof.  Except as specifically set forth herein, nothing contained herein shall evidence a waiver or amendment by Lender of any other provision of the Documents.  Lender hereby reserves all rights and remedies granted to Lender under the Documents, applicable law or otherwise and nothing contained herein shall be construed to limit, impair or otherwise affect the right of Lender to declare a default or an Event of Default with respect to any future non-compliance with any covenant, term or provision of the Documents now or hereafter executed and delivered in connection therewith.  Borrowers hereby represent and warrant that no Default or Event of Default exists after giving effect to the provisions of this Amendment.

5.

Entire Agreement.  The terms and provisions of this Amendment shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this Amendment. This Amendment sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein.  This Amendment cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.

6.

Effectiveness.  This Amendment shall not be effective unless and until Lender shall have received an original or copy hereof, duly executed and delivered by each Borrower.

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7.

Counterparts.  This Amendment may be signed in counterparts, each of which shall be an original and all of which, when taken together, shall constitute one amendment.  In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged.  Delivery of an executed counterpart of this Amendment by telefacsimile or email shall have the same force and effect as the delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or email shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment.

Very truly yours,

GMAC COMMERCIAL FINANCE LLC

By:  /s/ Daniel J. Manella

Titlle:   Director

ACKNOWLEDGED AND AGREED:

PARLUX FRAGRANCES, INC.

By:  /s/ Frank A. Buttacavoli

Title: Executive VP / COO

PARLUX LTD.

By:  /s/ Frank A. Buttacavoli

Title: Executive VP / COO

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